99.3

WASHINGTON MUTUAL MORTGAGE TRUST 2003-R1
RE-SECURITIZATION OF
WASHINGTON MUTUAL LOAN TRUST
MORTGAGE PASS-THROUGH CLASS A2 CERTIFICATES, SERIES 2000-1
ORRICERS'S CERTIFICATE

I, Diane L. Ludlow, certify to Greenwich Capital Markets, Inc.("GCM"), its affiliates, and each person that "control" GAM or any of its affiliates within the meaning of the Securities Act of 1933, as amended, and their officers and directors, with the knowledge and intent that they rely upon this certificate, and with respect to the Revenant Year
(as such terms are described below):

1. For Purpose of this certificate, the term "Relevant Information in the compliance certificate (the "Annual Compliance Certificate") delivered by the Servicer pursuant to Section 3.18 of the Agreement, and in the accountant's statement (the "Accountant's Statement") delivered by the Servicer pursuant to Section 3.19 of the Agreement for the Relevant Year and the information in all servicing reports delivered by the Servicer to the Trustee pursuant to Section 3.20 of the Agreement during the Relevant Year. Based on my knowledge, the Relevant Information, taken as a whole, dose not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein which is necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.

2. The Relevant Information has been provided to those persons entitled to receive it.

3. I am responsible for reviewing the activities performed by the Servicer under the Agreement during the Relevant Year. Based upon the Servicer under the Agreement and except as disclosed in the Annual Compliance Certificate or the Accountants' Statement, to the best of my knowledge, the Servicer has fulfilled its obligations under the Agreement throughout the Relevant Year.

As used herein, "Agreement" refers to the Pooling and Servicing Agreement, dates as of March 1,2000 among Washington Mutual Bank, FA (the "Servicer"), Bankers Trust Company of California, N.A. (the "Trustee"), and Structured Asset Securities Corporation; "Certificates" refer to the Class A2 Certificates issued thereunder. "Relevant Year" means the calendar year preceding the date of this certificate.

By:/s/: Diane L. Ludlow
  Name: Diane L. Ludlow
  Title: Sr. Vice President

March 15, 2004